Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements No. 333-140088 and No. 333-167082 on Form S-8 and registration statements No. 333-163424, No. 333-163834, No. 333-169307, and No. 333-169901 on Form S-3 of Regency Energy Partners LP of our report dated February 28, 2011, with respect to the consolidated financial statements of LDH Energy Asset Holdings LLC, included in this Form 8-K/A of Regency Energy Partners LP, as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010.

/s/ Ernst & Young LLP

Hartford, Connecticut
May 19, 2011